EXHIBIT 99.1

Contacts:
Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065

PHARMACYCLICS REPORTS FOURTH QUARTER AND
FISCAL 2005 FINANCIAL RESULTS

SUNNYVALE, CA, August 18, 2005 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its fourth quarter and fiscal year ended June 30, 2005. For the fourth quarter of fiscal 2005, Pharmacyclics recorded a net loss of $8.0 million, or $0.40 per share, compared to a net loss of $7.3 million, or $0.38 per share, for the fourth quarter of fiscal 2004.

Total operating expenses were $8.5 million for the fourth quarter of fiscal 2005 compared to $7.6 million for the fourth quarter of fiscal 2004. The increase in total expenses in the fourth quarter of fiscal 2005 was primarily due to increased activities related to commercial development of the company's lead investigational product, Xcytrin® (motexafin gadolinium) Injection, and increased personnel costs to support the company's operations.

Pharmacyclics also reported financial results for the fiscal year ended June 30, 2005. The net loss for the fiscal year ended June 30, 2005 was $31.0 million, or $1.57 per share. This compares to a net loss of $29.2 million, or $1.71 per share, for fiscal year 2004.

As of June 30, 2005, the company had cash, cash equivalents and marketable securities totaling $71.9 million. This compares to $101.4 million in cash, cash equivalents and marketable securities as of June 30, 2004.

Pharmacyclics projects total operating expenses of between $8 and $9 million for the first quarter of fiscal year 2006 and between $11 and $12 million for the second quarter of fiscal 2006. Projected expenses in the second quarter include approximately $2 million related to drug purchases to support the potential commercialization of Xcytrin. General and administrative expenses are expected to be approximately $2.5 million dollars in both quarters. These expense projections do not include expenses related to the planned expensing of employee stock options.

"This year, we made substantial progress in multiple clinical development programs with Xcytrin. Our most significant achievement was the completion of enrollment in the 554-patient pivotal SMART trial. We also reported results from earlier-stage clinical studies of Xcytrin demonstrating its anti-tumor activity in a variety of cancers." said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "We anticipate reporting data from the SMART trial by the end of calendar 2005, in addition to results from other ongoing Phase 1 and 2 trials."

Fiscal 2005 Key Highlights and Accomplishments
  Completed enrollment in the 554-patient pivotal Phase 3 SMART (Study of Neurologic Progression with Motexafin Gadolinium And Radiation Therapy) trial of Xcytrin for the potential treatment of lung cancer patients with brain metastases (i.e., lung cancer that has spread to the brain).
  Reported preliminary results from several Phase 1 and 2 clinical trials showing that Xcytrin has independent anti-tumor activity as a single agent in advanced recurrent chronic lymphocytic leukemia (CLL), non-Hodgkin's B-cell lymphomas, and renal cell cancer.
  Reported data on the use of Xcytrin in combination with Taxotere® for recurrent non-small cell lung cancer indicating that this treatment regimen is well tolerated and active.
  Presented data at ASCO that validates the time-to-neurologic progression endpoint, which has been used in clinical trials evaluating Xcytrin for the potential treatment of lung cancer patients with brain metastases.
  Made multiple presentations that further characterize the tumor biology and mechanism of action of Xcytrin and other compounds based on its technology platform at the 96th Annual Meeting of the American Association for Cancer Research (AACR).
  Presented intravascular ultrasound imaging results from a Phase 1 study of Antrin® (motexafin lutetium) Angiophototherapy in coronary artery disease, which demonstrated suppression of plaque volume increase in patients receiving optimum doses of drug and light, at the Cardiovascular Research Foundation's 16th Annual Scientific Meeting of Transcatheter Cardiovascular Therapeutics.

About Xcytrin

Pharmacyclics is developing Xcytrin as an anti-cancer agent with a novel mechanism of action that is designed to selectively concentrate in tumors and induce apoptosis (programmed cell death). Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases (cancer that has spread to the brain) in non-small cell lung cancer (NSCLC) patients. Xcytrin is currently being evaluated in a randomized Phase 3 clinical trial (the SMART trial) that is designed to compare the effects of WBRT alone to WBRT plus Xcytrin for the treatment of brain metastases in patients suffering from NSCLC. The primary endpoint of the SMART trial is time-to-neurologic progression determined by a blinded events review committee. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that are designed to selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its website at www.pharmacyclics.com. Pharmacyclics® , Xcytrin® , Antrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

Taxotere® is a registered trademark of Aventis.

NOTE: Other than statements of historical fact, the statements made in this press release about projected operating expenses, future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, including results from our SMART trial, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "project," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies may not necessarily be indicative of future clinical trial results; our ability to collect complete and audited data from clinical sites participating in our SMART trial; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended March 31, 2005. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

---FINANCIALS ATTACHED---

Pharmacyclics, Inc.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited) (in thousands, except per share data)

                                              Three Months Ended  Twelve Months Ended
                                                   June 30,            June 30,
                                              ------------------  ------------------
                                                2005       2004     2005      2004
                                              --------  --------  --------  --------
Operating expenses:
     Research and development .............. $  6,065  $  6,234  $ 24,964  $ 24,447

     General and administrative ............    2,413     1,401     7,905     5,843
                                              --------  --------  --------  --------
            Total operating expenses .......    8,478     7,635    32,869    30,290
                                              --------  --------  --------  --------
Loss from operations .......................   (8,478)   (7,635)  (32,869)  (30,290)

Interest and other income, net .............      476       363     1,821     1,125
                                              --------  --------  --------  --------
Net loss ................................... $ (8,002) $ (7,272) $(31,048) $(29,165)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.40) $  (0.38) $  (1.57) $  (1.71)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   19,779    19,389    19,720    17,064
                                              ========  ========  ========  ========

Condensed Balance Sheets
(unaudited, in thousands)

                                                             June 30,     June 30,
                                                               2005         2004
                                                            -----------  -----------
   Assets
     Cash, cash equivalents and marketable securities .... $    71,899  $   101,418

     Other current assets ................................       1,254        1,429
                                                            -----------  -----------
          Total current assets ...........................      73,153      102,847

     Property and equipment, net .........................         884        1,293

     Other noncurrent assets .............................         527          527
                                                            -----------  -----------
                                                           $    74,564  $   104,667
                                                            ===========  ===========

   Liabilities and stockholders' equity
     Current liabilities ................................. $     4,473  $     4,294

     Long-term obligations ...............................          97           85

     Stockholders' equity ................................      69,994      100,288
                                                            -----------  -----------
                                                           $    74,564  $   104,667
                                                            ===========  ===========

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